Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications

T: 844-589-8760

mnga@crescendo-ir.com

MagneGas Executes Letter of Intent to

Acquire San Diego Industrial Gas Distributor that Generates Over $1 Million of Annualized Revenue

TAMPA, FL – September 28, 2017 -- MagneGas Corporation ("MagneGas" or the "Company") (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company entered into a Letter of Intent to acquire a San Diego based independent industrial gas and welding supply business expected to generate over $1.0 million in annualized revenues for 2017. This acquisition would represent a 28% increase in MagneGas revenues compared to the Company’s 2016 revenues. The upfront cash consideration for the transaction is $750,000. The Company expects to close the transaction by October 31, 2017.

Ermanno Santilli, Chief Executive Officer of MagneGas, stated, “We’ve been successful in integrating our first industrial gas distributor, ESSI, growing it rapidly at a rate far higher than the industry average which has validated our strategy of expanding our footprint through acquisitions. We are looking to continue that momentum by acquiring additional companies with a strong customer base where we can leverage management to establish our presences and then organically grow our sales in new markets using MagneGas2® as a door opener coupled with our excellent customer service. We then plan to sell ancillary high margin products consistent with our new strategy which is a solid first step for MagneGas as we look to accelerate our growth through acquisitions.”

“We believe that the San Diego acquisition meets all of our criteria which is a strong stable management, customer diversification, profitability and scalability, and also fits well with additional high value customers such as military and civilian shipyards. California is a key market for MagneGas. It is one of the strongest adopters of clean technology, and the state is very supportive of environmentally friendly commercial technologies making it perfect to leverage our unique MagneGas2® product. In fact, we are already in the advanced stages of negotiating a very significant MagneGas2® customer with a multi-year commitment that would immediately benefit from this potentially new sales branch in San Diego. We are eager to complete this transaction and successfully execute more transactions along the West Coast in the near term.”

“We are very optimistic about our plans to expand through acquisition. Our Florida operations are growing at almost 20 times the normal industry growth rate which is attributable to our MagneGas2® product and excellent customer service,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “California and Texas are two of the largest markets in the US for industrial gas and welding supplies. Starting with this acquisition, we anticipate we will execute additional acquisition like this in the near term in these core industrial markets. We are being extremely disciplined in our due diligence, sourcing well run, stable, profitable companies where we can partner to accelerate their growth in world class industrial markets. We believe this has the opportunity to generate strong financial results and sustained shareholder value in the near term.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.